Exhibit 99.1

NEWS RELEASE

Media Contact:

Jeremy D. King	Regions News Online: regions.doingmoretoday.com
Regions Bank	Regions News on Twitter: @RegionsNews
205-264-4551

Regions Financial Announces Matt Lusco to Retire, Russell Zusi to Serve as Chief Risk Officer

Lusco’s retirement is effective at the end of the year; Zusi will join the company as Lusco’s successor in January.

BIRMINGHAM, Ala. – Sept. 21, 2023 – Regions Financial Corp. (NYSE:RF) on Thursday announced Chief Risk Officer Matt Lusco will retire at the end of 2023 following a nearly 45-year career in risk, finance, auditing, and accounting roles. Russell Zusi has been named to succeed Lusco effective Jan. 2, 2024.

“Since joining Regions in 2011, Matt’s strategic leadership has reinforced a strong risk-management culture throughout our company,” said John Turner, President and CEO of Regions Financial Corp. “As a result of his insights and experience, Regions Bank has adopted more comprehensive risk frameworks, policies, and programs. We’ve built stronger risk-management teams, and all our associates understand their role in managing risks. We are deeply thankful for Matt’s contributions. With the foundation he has established, we are well positioned to continue to deliver value to all our stakeholders.”

“Regions is operating from a position of strength, and that is a testament to how our teams across the bank prioritize and carefully manage risks while ensuring we are meeting the needs of customers and responsibly innovating in the marketplace,” Lusco added. “It has been an honor to be a part of the Regions leadership team and to lead our risk-management functions. I am confident Regions will continue to grow and excel. Russ Zusi is a proven leader who’s joining an incredible organization, and he will be supported by very talented risk-management teams and associates throughout the company who are united in our focus on properly recognizing, assessing, and managing risks.”

Matt Lusco

Zusi joins Regions from Bank of America, where he has spent nearly 20 years in Risk Management and Finance roles, leading to his most recent position as co-head of Global Compliance and Operational Risk and Global Technology and Operations Chief Risk Officer.

In this role, Zusi was responsible for overseeing the company’s strategy, governance, and execution of the Compliance and Operational Risk program. He prioritized comprehensive risk-management coverage and a culture of effectively managing risks, including ensuring a prudent control environment while supporting the company’s growth strategy. He also maintained strong relationships with key regulators and supervisory institutions worldwide, the bank’s senior leadership team, governance committees and the board of directors.

As Regions’ Chief Risk Officer, Zusi will report directly to Turner and will serve on the company’s Executive Leadership Team. His responsibilities will include overseeing Regions’ company-wide risk-management functions, including Financial Risk, Non-Financial Risk, Compliance and Regulatory Risk, Enterprise Risk, Risk Initiative Management and Integration, and Business Unit Risk Groups for the Corporate Banking Group, Consumer Banking Group, and Wealth Management.

Russ Zusi

“Risk management is a foundational element of our business at Regions,” Turner said. “It’s a strategic priority and a fundamental part of our culture. Our industry is currently operating in a fast-changing and complex environment with new and emerging challenges and opportunities. Russ understands the crucial role of effective risk management, and we are pleased to welcome his experience and insights.”

“Regions has built a solid reputation as a financial institution that’s dedicated to responsible growth and thoughtful, comprehensive risk management,” Zusi added. “I look forward to joining Regions and collaborating with teams across the company on ways to consistently evolve and enhance risk management while striving to exceed the expectations of all stakeholders.”

Zusi graduated from Cornell University with a Bachelor of Science in Operations Research and Industrial Engineering and a Master of Business Administration. He serves as a board member and head of the finance committee for LIFESPAN, a nonprofit supporting people with disabilities.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $156 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

###